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EXHIBIT 99.2

                                    FORDHAM
                                   UNIVERSITY

George Morgenstern
Chairman, President and CEO
Data Software and Systems Inc.
200 Route 17
Mahwah, NJ 07430

April 28th, 2003


Dear George:

Over the past two years, the legal and professional responsibilities for both outside board members and chairpersons of audit committees of publicly held companies have expanded significantly. These additional responsibilities are requiring increased time commitments to fulfill my professional obligations associated with these positions.

Based on these considerations, I have decided to resign, effective immediately, from my position as Outside Director and Chairman of the Audit Committee of Data Software and Systems Inc. I wish DSSI much success in its future endeavors.

Sincerely yours,

/s/ Allen I. Schiff
Allen I.  Schiff


CC: Tbomas W. Whittle III, Partner



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